Exhibit 99.1

Super Apps Holdings to Become a Public Company Through Merger with Technology & Telecommunication Acquisition Corporation

Super Apps Holdings and Technology & Telecommunication Acquisition Corporation Enter into a Merger Agreement

●	Transaction values Super Apps at an estimated pro forma enterprise value of $1.1 billion upon completion

●	With operations based in Malaysia, Super Apps will have a geographic advantage for expanding into the ASEAN market

Super Apps will partner with MobilityOne Sdn. Bhd., a fintech technology company in the payment systems market in Malaysia. Together with OneShop Retail, the combined company is position to be a leading payments systems provider in the ASEAN market

●	The combined company will be named TETE Technologies Inc. and will apply for listing on the Nasdaq under the ticker TETE

●	Super Apps CEO Loo See Yuen and existing management team to lead the combined company while gaining new board members, Tek Che Ng and Loke Chow Wing, from the Technology & Telecommunication Acquisition Corporation team

Kuala Lumpur, Malaysia, October 19, 2022 — Super Apps Holdings Sdn Bhd, a Malaysian private limited company (“Super Apps” or the “Company”), and Technology & Telecommunication Acquisition Corporation (“TETE”) (Nasdaq: TETE, TETEU and TETEW), a special purpose acquisition company, today announced that they have entered into a definitive agreement and plan of merger (the “Merger Agreement”) for a business combination (the “Business Combination”) that will result in Super Apps becoming a publicly listed company. Upon closing of the transaction, the combined company will be named TETE Technologies Inc. and is expected to remain listed on the Nasdaq Stock Market under the ticker symbol, “TETE”. The transaction reflects an estimated pro forma enterprise value for the combined company of approximately $1.1 billion.

Super Apps entered into a share sale agreement with MobilityOne Sdn Bhd (“MobilityOne”), a wholly-owned subsidiary of AIM quoted MobilityOne Limited, pursuant to which Super Apps agreed to purchase 60% of MobilityOne’s ownership interest in OneShop Retail Sdn. Bhd. (“OneShop Retail”) in a transaction which will close prior to the consummation of the Business Combination. MobilityOne has developed an end-to-end e-commerce solution which connects various service providers across several industries such as banking, telecommunication and transportation through multiple distribution channels such as electronic data capture terminals, short messaging services, automated teller machines and Internet banking services.

MobilityOne currently has ownership of the intellectual property that OneShop Retail uses in its operations and, in connection with the closing of the Business Combination, MobilityOne will grant OneShop Retail a long term license for use of such intellectual property. MobilityOne’s technology platform is flexible, scalable and has been designed to facilitate cash, debit card and credit card transactions (according to the device) from multiple devices while controlling and monitoring the distribution of different products and services.

Super Apps and MYISCO Sdn Bhd (“MYISCO”), a wholly owned subsidiary of MyAngkasa Digital Services Sdn Bhd (“MDS”), a Malaysian private limited company led by Angkatan Koperasi Kebangsaan Malaysia (“ANGKASA”), entered into a collaboration agreement, which shall become effective upon closing of the Business Combination, allowing OneShop Retail, as the authorized bill payment collection and credit lending agency of ANGKASA, to operate its payment collection system through ANGKASA’s authorized dealers for the collection and remission of any payment of bills via cash payment, credit card, debit card or cheque. ANGKASA currently facilitates the monthly salary disbursements of its members under its salary deduction scheme.

Based upon the Company’s anticipated collaboration with MYISCO and other potential collaborations, the combined company projects revenue of approximately $348 Million for the financial year ending December 31, 2023.

The proceeds from this transaction will enable Super Apps to build out its technology infrastructure to support demand from blue chip customers in the fast-growing e-commerce payment solutions market and enhance revenue.

Loo See Yuen, Chief Executive Officer of Super Apps, commented, “We are excited to enter the public markets through our business combination with TETE. The proceeds from the business combination, combined with our leadership team’s significant fintech industry experience, will allow Super Apps to accelerate growth in revenue through the expansion of its workforce, including sales and marketing headcount. We believe this transaction will enable us to continue investing in our technology infrastructure and deliver on our aspirations to be the unrivaled payment systems provider in the ASEAN market.”

Mr. Ng Tek Che, the Chairman and CEO of TETE, added, “From the many companies under consideration by TETE, our goal was to find a company with a stand-out technology that met our criteria for investing in long-term sustainability for the ASEAN market.

The seamless payment ecosystem is a growing market, and Super Apps plans to utilise digital technologies to enhance the revenue of the combined company by leveraging, through the collaboration agreement between Super Apps and MYISCO Sdn. Bhd., the large database of end users from MYISCO. The strategy fits perfectly with TETE’s strategy to support enterprises utilizing digitalization and big data analytics to improve outcomes. We believe this transaction will create value for our existing and new shareholders on a sustainable, long-term basis.”

As part of the deal, Super Apps will retain its experienced management team, led by CEO Loo See Yuen, while gaining new board members, and Loke Chow Wing, from the TETE team.

Transaction Overview

Pursuant to the Merger Agreement, Super Apps will merge with TETE Technologies Sdn Bhd, a Malaysian private limited company and wholly owned subsidiary of TETE, with Super Apps surviving and TETE acquiring 100% of the equity securities of Super Apps. In exchange for their equity securities, the shareholders of Super Apps will receive an aggregate number of ordinary shares of TETE (the “Merger Consideration”) with an aggregate value equal to: (a) one billion one hundred million U.S. Dollars ($1,100,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement), of which $235,000,000 will be paid at the closing of the Business Combination with the remaining $865,000,000 subject to the earn-out provisions set forth in the Merger Agreement.

The Business Combination has been approved by the boards of directors of each of TETE and Super Apps. The Business Combination will require the approval of the shareholders of TETE and Super Apps and is subject to other customary closing conditions, including a proxy statement being filed with and cleared by the U.S. Securities and Exchange Commission. The transaction is expected to close in the first half of 2023.

Advisors

ARC Group Limited is acting as sole financial advisor to TETE. Loeb & Loeb LLP is acting as legal counsel to TETE. Jenny Chen-Drake is acting as legal counsel for the Company.

About Super Apps Holdings Sdn. Bhd.

Super App Holdings Sdn. Bhd. (the “Company”) is a holding company that immediately prior to the closing of the Business Combination will purchase 60% of MobilityOne’s ownership interest in OneShop Retail Sdn. Bhd. (“OneShop Retail”). MobilityOne has developed an end-to-end e-commerce solution which connects various service providers across several industries such as banking, telecommunication and transportation through multiple distribution devices such as EDC terminals, short messaging services, Automated Teller Machine and Internet banking.

About Technology & Telecommunication Acquisition Corporation

Technology & Telecommunication Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Important Information About the Proposed Business Combination and Where to Find It

For additional information on the proposed transaction, see TETE’s Current Report on Form 8-K, which will be filed concurrently with this press release. In connection with the proposed transaction, TETE intends to file relevant materials with the SEC, including a proxy statement with the SEC, and will file other documents regarding the proposed transaction with the SEC. TETE’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about Super Apps and TETE and the Business Combination. Promptly after the proxy statement is cleared by the SEC, TETE will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the Business Combination and other proposals set forth in the proxy statement. Before making any voting or investment decision, investors and shareholders of TETE are urged to carefully read the entire proxy statement, when available, and any other relevant documents filed with the SEC, as well as any amendments or supplements thereto, because they will contain important information about the proposed transaction. The documents filed by TETE with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to TETE at address No C3-2-23A, Jalan 1/152, Taman OUG Parklane Off Jalan Kelang Lama58200 Kuala Lumpur, Malaysia.

Participants in the Solicitation

TETE and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from TETE’s shareholders in connection with the proposed transaction. A list of the names of those directors and executive officers and a description of their interests in TETE will be included in the proxy statement for the proposed Business Combination when available at www.sec.gov. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Business Combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

Super Apps and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of TETE in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is included in the proxy statement filed with the SEC. Shareholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may include, but are not limited to, statements with respect to (i) trends in the digital payment industry, including changes in demand for the Company’s services; (ii) the Company’s growth prospects and market size; (iii) the Company’s projected financial and operational performance; (iv) new product and service offerings by the Company may introduce in the future; (v) the potential transaction, including the implied enterprise value and the likelihood and ability of the parties to consummate the potential transaction successfully; (vi) the risk the proposed Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of TETE’s securities; (vii) the failure to satisfy the conditions to the consummation of the proposed Business Combination, including the approval of the proposed Business Combination by the shareholders of TETE (viii) the effect of the announcement or pendency of the proposed Business Combination on TETE’s or the Company’s business relationships, performance and business generally; (ix) the outcome of any legal proceedings that may be instituted against TETE or the Company related to the proposed Business Combination or any agreement related thereto; (x) the ability to maintain the listing of TETE on Nasdaq; (xi) the price of TETE’s securities, including volatility resulting from changes in the competitive and regulated industry in which the Company operates, variations in performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure; (xii) the ability to implement business pans, forecasts, and other expectations after the completion of the proposed Business Combination and identify and realize additional opportunities; and (xiii) other statements regarding TETE’s or the Company’s expectations, hopes, beliefs, intentions and strategies regarding the future.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject, are subject to risks and uncertainties.

You should carefully consider the risks and uncertainties described in the “Risk Factors” section of TETE’s final prospectus, dated January 14, 2022, for its initial public offering and, the proxy statement relating to the transaction, which is expected to be filed by TETE with the SEC, other documents filed by TETE from time to time with SEC, and any risk factors made available to you in connection with TETE, the Company, and the transaction. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of the Company and TETE) and other assumptions, that may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements. TETE and the Company caution that the foregoing list of factors is not exclusive.

No Offer or Solicitation

This press release relates to a proposed Business Combination between TETE and Super Apps Sdn. Bhd., and does not constitute a proxy statement or solicitation of a proxy and does not constitute an offer to sell or a solicitation of an offer to buy the securities of TETE or the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Company Contact:

Tek Che Ng
Chief Executive Officer
Email: tekche.ng@tete-acquisition.com
Phone: +60123348193